EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 — Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Westmoreland Reports
Second Quarter 2010 Results

Colorado Springs, Colorado — August 9, 2010 — Westmoreland Coal Company (NYSE Amex:WLB) reports its second quarter 2010 results.
Highlights:
•	Total revenues were $127.6 million for the quarter, 21.8% higher than revenues for the same period in the prior fiscal year. Year to date revenues increased 12.1% over 2009, from $226.6 to $254.1 million.
•	Second quarter 2010 net income applicable to common shareholders was $0.9 million ($0.09 per basic and diluted share), compared to a net loss applicable to common shareholders in second quarter 2009 of $7.2 million ($0.75 per basic and diluted share), an increase of 112.7%. Year to date net loss to common shareholders decreased $10.6 million, an improvement of 82.3% versus 2009 (an improvement of $1.12 per basic and diluted share).
•	Operating income increased 121.3% during the quarter from a loss of $6.2 million to an operating profit of $1.3 million. Year to date operating income increased 162.4% from a loss of $10.7 million to an operating profit of $6.6 million.
•	The company recorded income of $4.3 million during the second quarter 2010 related to the valuation of the conversion feature in its convertible debt. In the second quarter of 2009, the Company recorded income of $0.2 million on the conversion feature. The company recorded a net expense of $0.5 million during the first six months of 2010 related to the conversion feature valuation, compared to $4.0 million of income on the conversion feature in 2009.
•	Westmoreland continues its strong safety performance into the second quarter of 2010 with reportable and lost time incident rates better than the national average for surface operations.
“As we did during the first quarter, we made significant improvement in our second quarter over prior year results,” said Keith E. Alessi, Westmoreland’s President and CEO. “As we previously announced, the planned maintenance shutdowns of our ROVA facilities during the second quarter negatively impacted our profits. We also experienced softness in coal demand due to a planned customer outage and strong hydro electric supply in the Northwest, which reduced demand for coal fired power at other customers. Once again, a quarter has been significantly affected by the valuation of the conversion feature on our convertible debt, but we stay focused on operating income which continues to improve and truly reflects our operational efficiencies and cost containment efforts. We expect that we will see continued improvement over 2009 during our remaining two quarters of 2010. During the quarter, we also reclassified $22.5 million in debt as long term from short term, reflective of covenant resolutions we reached with our lenders.”

Coal Segment
The following table shows comparative coal revenues, operating income (loss) and production between periods:

	Three Months Ended June 30,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Revenues	$106,458	$81,229	$25,229	31.1%
Operating income (loss)	5,721	(569)	6,290	1,105.4%
Tons sold — millions of equivalent tons	6.1	5.1	1.0	19.6%
Second quarter 2010 coal revenues increased to $106.5 million, compared with $81.2 million in the second quarter of 2009. Coal segment revenues increased primarily due to the 1.0 million increase in tons sold due to lower tonnages in 2009 as a result of customer shutdowns. These shutdowns occurred at our Rosebud and Beulah Mines during the second quarter of 2009, and comparable shutdowns did not occur during the second quarter of 2010. The Company also benefitted from price increases under existing coal supply agreements and the start of new agreements including the new cost-plus contract with its Rosebud Mine’s Unit 1&2 buyers.
Coal segment operating income was $5.7 million in the second quarter of 2010 compared to an operating loss of $0.6 million in the second quarter of 2009. This $6.3 million increase was also primarily driven by the customer shutdowns, price increases and new agreements described above. This operating income increase was partially offset by $2.1 million of reduced income from the Company’s Indian Coal Tax Credit monetization transaction due primarily to the initial income recognition upon receiving the approval in the second quarter of 2009.
Power Segment
The following table shows comparative power revenues, operating income and production between periods:

	Three Months Ended June 30,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Revenues	$21,174	$23,551	$(2,377)	(10.1)%
Operating income	1,307	5,190	(3,883)	(74.8)%
Megawatts hours — thousands	368	421	(53)	(12.6)%
Second quarter 2010 power segment revenues decreased to $21.2 million compared to $23.6 million in the second quarter of 2009. This decrease is primarily from decreased megawatt hours sold as a result of a planned maintenance outage which occurred in the second quarter of 2010. A comparable outage occurred during the first quarter of 2009.

Power segment operating income decreased to $1.3 million in the second quarter of 2010 compared to $5.2 million in the second quarter of 2009, also due to the planned maintenance outage.
Heritage Segment
Second quarter 2010 heritage operating expenses were $3.7 million compared to $8.3 million in the second quarter of 2009. Excluding the $0.8 million gain on a heritage settlement in the second quarter of 2009, heritage segment operating expenses decreased by $5.3 million. This decrease was primarily due to the agreement the Company entered into to modernize the method by which prescription drugs are provided to its retirees. In addition, while the Company continues to work towards further heritage cost reductions, selling and administrative costs decreased due to significant cost containment efforts in the second quarter of 2009. Finally, the Company experienced a favorable change in the valuation of its Black Lung liabilities due to changes in discount rates.
Corporate Segment
Corporate segment operating expenses for the second quarter of 2010 decreased to $1.9 million compared to $2.6 million in the second quarter of 2009. This decrease related to ongoing cost control efforts.
Other Income (Expense) and Income Tax Benefit
The Company’s other expense for the second quarter of 2010 decreased to $0.7 million compared with $4.4 million of expense for the second quarter of 2009. Excluding the $4.1 million impact of the fair value adjustment on the conversion feature in its debt, other expense increased $0.4 million. This increase was primarily due to decreased interest income as a result of interest rate changes.
The Company’s second quarter 2010 income tax benefit was $0.1 million compared with $0.7 million of benefit in the second quarter of 2009. Excluding the $0.6 million tax effect of other comprehensive income gains, income tax benefit remained consistent with 2009.
Cash Flow from Operations
Cash provided by operating activities increased $1.5 million in the six months ended June 30, 2010, compared to the six months ended June 30, 2009. This was primarily driven by the $12.2 million decrease in net loss and was partially offset by the scheduled decrease in the cash receipts ROVA collects from its customer.
Liquidity
WRI was not in compliance with the net worth requirement contained in its Business Loan Agreement at April 30, 2010 and does not expect to meet this requirement for at least the next twelve months. As a result of this non-compliance, the interest rate on WRI’s term debt and revolving line of credit was increased 1% (to 8% and 7%, respectively at June 30, 2010). These increased interest rates will continue as long as the non-compliance with the net worth requirement exists. This non-compliance is not considered an event of default under the Business Loan Agreement and WRI has therefore classified its term debt as a noncurrent liability. WRI’s non-compliance does however trigger a cross default regarding the Company’s convertible notes. On August 2, 2010, the Company obtained a waiver from its convertible notes lenders regarding this cross default, and thus also classified its convertible notes as noncurrent liabilities at June 30, 2010. This waiver states that the convertible notes lenders waive their rights with this cross default as long as WRI’s non-compliance with its net worth requirement is not considered an event of default. In consideration of this waiver, the interest rate on the convertible notes increased 1% on July 1, 2010 to 10%.

As a result of a decrease in the Company’s heritage health benefit costs, ability to access funds from WRI’s revolving line of credit and an increase in WRI’s term debt, the Company anticipates that its cash from operations and available borrowing capacity will be sufficient to meet its cash requirements for the foreseeable future. The Company projects that the margin by which it will be able to meet its cash requirements will increase over the remainder of 2010.
Safety
Safety performance at Westmoreland mines continues to be better than the national average for surface operations. Westmoreland mines had reportable and lost time incident rates for second quarter 2010 of 1.49 and 0.93 versus the national mine rates of 1.86 and 1.37, respectively. Though comparison to the national statistics is favorable, Westmoreland performance through second quarter of 2010 is not as good as second quarter 2009 with reportable and lost time incident rates of 0.94 and 0.57, respectively.
Additional Information
Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended June 30, 2010, for additional information.
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.
Forward-Looking Information
This news release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements the Company makes regarding its expected increase in tons of coal to be delivered, increase in power segment profits, an expected decrease in heritage health benefit expenses, anticipated compliance with debt covenants and waiver agreement requirements, an expected decrease in pension expenses due to the pension freeze, an expected increase in its restricted investments and bond collateral, our expectation to see these positive trends continue, expectation that it will not need to rely on proceeds from the sale of assets or participate in other capital raising transactions to satisfy liquidity needs and its expectation that cash from operations and available borrowing capacity will be sufficient to meet its working capital and bonding requirements, planned capital expenditures and debt payments for the foreseeable future.
Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:
•	changes in the Company’s postretirement medical benefit and pension obligations and the impact of the recently enacted health care legislation;

•	changes in the Company’s black lung obligations and the impact of the recently enacted health care legislation;
•	inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;
•	the Company’s ability to maintain compliance with debt covenant and waiver agreement requirements; or in cases of non-compliance with its debt covenants, that its lenders will not accelerate payment schedules and its ability to obtain waivers, if necessary;
•	the inability of the Company’s subsidiaries to pay dividends to them due to restrictions in its debt arrangements or reductions in planned coal deliveries or other business factors;
•	the structure of ROVA’s contracts with its lenders, coal suppliers and the power purchaser, which could dramatically affect the overall profitability of ROVA;
•	the effect of EPA regulations and compliance with EPA information requests and compliance determinations;
•	the effect of mark-to-market accounting on our convertible debt due to volatility in the Company’s stock price;
•	the effect of prolonged maintenance or unplanned outages at the Company’s operations or those of its major power generating customers;
•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and
•	the other factors that are described in “Risk Factors” under Part II, Item 1A of the first and second quarter 2010 Form 10-Q and under Part I, Item 1A of the 2009 Form 10-K.
Any forward-looking statements made by the Company in this news release speaks only as of the date on which it was made. Factors or events that could cause the Company’s actual results to differ may emerge from time-to-time, and it is not possible for them to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
# # #
Contact: Keith Alessi (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)

Revenues	$127,632	$104,780	$254,071	$226,577

Cost, expenses and other:
Cost of sales	104,481	89,705	202,158	187,432
Depreciation, depletion and amortization	11,078	10,296	22,471	21,028
Selling and administrative	9,673	10,864	19,648	21,606
Heritage health benefit expenses	3,394	7,025	7,309	14,008
Loss (gain) on sales of assets	19	(64)	90	(46)
Other operating income	(2,346)	(6,797)	(4,252)	(6,797)

	126,299	111,029	247,424	237,231

Operating income (loss)	1,333	(6,249)	6,647	(10,654)

Other income (expense):
Interest expense	(5,767)	(5,681)	(11,490)	(11,516)
Interest income	367	790	777	1,677
Other income	4,726	477	891	4,084

	(674)	(4,414)	(9,822)	(5,755)

Income (loss) before income taxes	659	(10,663)	(3,175)	(16,409)
Income tax benefit from operations	(47)	(741)	(137)	(1,198)

Net income (loss)	706	(9,922)	(3,038)	(15,211)
Less net loss attributable to noncontrolling interest	(553)	(3,030)	(1,443)	(3,030)

Net income (loss) attributable to the Parent company	1,259	(6,892)	(1,595)	(12,181)
Less preferred stock dividend requirements	340	340	680	680

Net income (loss) applicable to common shareholders	$919	$(7,232)	$(2,275)	$(12,861)

Net income (loss) per share applicable to common shareholders:
Basic	$0.09	$(0.75)	$(0.21)	$(1.33)
Diluted	0.09	(0.75)	(0.21)	(1.33)

Weighted average number of common shares outstanding:
Basic	10,654	9,689	10,588	9,649
Diluted	10,704	9,689	10,588	9,649

Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	Six Months Ended June 30,
	2010	2009
	(In thousands)
Cash Flow (Unaudited)
Net cash provided by operating activities	$19,848	$18,391
Net cash used in investing activities	(7,896)	(19,107)
Net cash used in financing activities	(11,785)	(17,157)

	June 30,	December 31,
	2010	2009
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$762,629	$772,728
Total debt	$243,891	$254,695
Working capital deficit	$(48,294)	$(74,976)
Total deficit	$(140,847)	$(141,799)
Common shares outstanding	10,681	10,346